PEPSICO, INC.

Director Stock Plan
(Effective as of October 1, 2000)

1.         Purposes

        The principal purposes of the Director Stock Plan (the “Plan”) are to provide compensation to those members of the Board of Directors of PepsiCo, Inc. (“PepsiCo”) who are not also employees of PepsiCo, to assist PepsiCo in attracting and retaining outside directors with experience and ability on a basis competitive with industry practices, and to associate more fully the interests of such directors with those of PepsiCo’s shareholders.

2.         Effective Date

        The Plan was unanimously approved by the disinterested (non-participating) members of the Board of Directors of PepsiCo on July 28, 1988. This amendment and restatement of the Plan reflects the Plan as amended through October 1, 2000.

3.         Administration

        The Plan shall be administered and interpreted by the Directors of PepsiCo who are also employed by PepsiCo (“Employee Directors”). The Employee Directors are not eligible to participate in the Plan, but shall be eligible to participate in other PepsiCo benefit and compensation plans.

        The Employee Directors shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Employee Directors deem necessary or advisable. The Employee Directors’ interpretations of the Plan, and all actions taken and determinations made by the Employee Directors pursuant to the powers vested in them hereunder, shall be conclusive and binding on all parties concerned, including PepsiCo, its directors and shareholders and any employee of PepsiCo. The costs and expenses of administering the Plan shall be borne by PepsiCo and not charged against any award or to any participant.

4.         Eligibility

        Directors of PepsiCo who are not employees of PepsiCo (“Non-Employee Directors”) are eligible to receive awards under the Plan.

5.         Awards

        Under the Plan, Non-Employee Directors shall receive (i) an annual grant of options (the “Option Grant”) to purchase shares of PepsiCo Capital Stock (“Options”) at a fixed price (the “Exercise Price”) and (ii) a retainer fee (the “Retainer Award”). Awards shall be made annually on October 1 of each year or on such other date as is determined by the Employee Directors. The shares granted or delivered under the Plan may be newly issued shares of Capital Stock or treasury shares.

        The number of Options to be included in the Option Grant shall be determined by dividing $180,000 by the Fair Market Value (as defined below) of a share of PepsiCo Capital Stock on the grant date, or if such day is not a trading day on the New York Stock Exchange, on the immediately preceding trading day. “Fair Market Value” shall mean the average of the high and low per share sale price for PepsiCo Capital Stock on the composite tape for securities listed on the New York Stock Exchange for the day in question.

        With respect to the Retainer Award, participants may elect to receive their $100,000 Retainer Award in the form of cash, shares of PepsiCo Capital Stock or options to purchase shares of PepsiCo Capital Stock at an exchange rate of $3 in face value of options for each $1 of the Retainer Award.

        Options shall vest and become immediately exercisable on the grant date and, unless the Employee Directors specifically determine otherwise, shall not be assignable or transferable except by will or the laws of descent and distribution. Each Option shall have an Exercise Price equal to the Fair Market Value of PepsiCo Capital Stock on the grant date, and shall have a term of ten years, provided, however, in the event the holder thereof shall cease to be a director of PepsiCo, or its successor, for a reason other than death, disability or retirement, such Options shall thereupon immediately terminate and expire. Each Option shall also be evidenced by a written agreement setting forth the terms thereof.

6.         Shares of Stock Subject to the Plan

        The shares that may be delivered under this Plan shall not exceed an aggregate of 600,000 shares of Capital Stock, adjusted, if appropriate, in accordance with Section 10 below.

7.         Dilution and Other Adjustments

        The number and kind of shares of PepsiCo Capital Stock issuable under the Plan, or which may be awarded to any participant, may be adjusted proportionately by the Employee Directors to reflect stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares or other similar corporate changes.

8.         Death, Disability, Retirement or Termination

        In the event of the death, disability or retirement of a participant prior to the granting of an award in respect of the fiscal year in which such event occurred, an award may, in the discretion of a majority of the Employee Directors, be granted in respect of such fiscal year to the retired or disabled participant or his or her estate. If any participant shall cease to be a director for any reason other than death, disability or retirement, his or her rights to any award in respect of the fiscal year during which such cessation occurred shall terminate unless the Employee Directors shall determine otherwise.

        No Option may be exercised after a participant ceases to be a director of PepsiCo, except that: (a) if such cessation occurs by reason of death, the Options then held by a participant may be exercised by his or her designated beneficiary (or, if none, his or her legal representative) until the expiration of such Options in accordance with the terms hereof; (b) if such cessation occurs by reason of a participant becoming Totally Disabled (as defined below), the Options then held by the participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; (c) if such cessation occurs by reason of Retirement (as defined below), the Options then held by a participant may be exercised by him or her until the expiration of such Options in accordance with the terms hereof; and (d) if such cessation is voluntary or results from action taken by PepsiCo or its shareholders, the Options then held by a participant shall terminate on the date he or she ceases to be a director, and may not be exercised on or after such date of termination.

        “Totally Disabled” shall have the meaning set forth in the long term disability program of PepsiCo. “Retirement” shall have the meaning determined by the Employee Directors in their sole discretion.

9.         Withholding Taxes

        PepsiCo shall have the right to require the payment (through withholding from the participant’s retainer or otherwise) of any withholding taxes required by federal, state, local or foreign law in respect of any award.

10.         Resale Restrictions, Assignment and Transfer

        No rights to receive awards under the Plan shall be assignable or transferable by a participant except by will or the laws of descent and distribution.

        Once awarded, the shares of Capital Stock received by Plan participants may be freely transferred, assigned, pledged or otherwise subjected to lien, subject to restrictions imposed by the Securities Act of 1933, as amended, and subject to the trading restrictions imposed by Section 16 of the Securities Exchange Act of 1934. Phantom stock units may not be transferred or assigned except by will or the laws of descent and distribution.

11.         Funding

        The Plan shall be unfunded. PepsiCo shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan.

12.         Duration, Amendments and Terminations

        The Employee Directors may terminate or amend the Plan in whole or in part, provided, however, that no such action shall adversely affect any rights or obligations with respect to any awards theretofore granted under the Plan. The Plan shall continue until terminated.